Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551
Investor Contact:	Steven D. Westphal Senior VP -CFO 704-557-4456

FOR IMMEDIATE RELEASE	Symbol: COKE
February 23, 2006	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports 2005 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $23.0 million or $2.53 per share in 2005 compared to $21.8 million or $2.41 per share in 2004. The Company earned $1.9 million or $.21 per share in the fourth quarter of 2005 compared to $2.3 million or $.26 per share in the fourth quarter of 2004. The Company’s 2004 fiscal year had 53 weeks versus 52 weeks in 2005. Excluding the estimated impact of the 53rd week in 2004, adjusted net income for the fourth quarter of 2004 would have been $0.6 million or $.07 per share and adjusted net income for full year 2004 would have been $20.1 million or $2.22 per share.

The Company’s net income for 2005 reflected the favorable after-tax impact of $.46 per share related to proceeds received from the settlement of a class action lawsuit related to high fructose corn syrup, offset partially by financing transaction costs of $.11 per share on an after-tax basis associated with a debt exchange and the early retirement of certain debt. In 2004, the Company’s reported results reflected a one-time unfavorable impact of $.11 per share on an after-tax basis due to a change in the manner in which The Coca-Cola Company delivers marketing funding support, offset by the favorable impact of $.13 per share on an after-tax basis related to certain customer-related marketing programs between the Company and The Coca-Cola Company.

The Company faced a number of significant challenges in 2005 including record-setting increases in packaging costs and historically high fuel prices. J. Frank Harrison, III, Chairman and CEO, said, “Over the past several years, packaging costs have increased at rates consistent with changes in overall inflation. In 2005, packaging costs were up more than 10% impacting the Company’s gross margins. In addition, the Company experienced significant increases in fuel expense in the second half of 2005 which reduced the Company’s income from operations. Despite these significant cost challenges, we are encouraged by the improvement in revenue in both the fourth quarter and full year 2005. Average revenue per case increased by approximately 4.5% and 3%, in the fourth quarter and full year 2005, respectively, versus the same periods a year ago. Solid product innovation including the introduction of Vault, Coca-Cola Zero and Dasani flavors, as well as strong growth in Dasani,

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Powerade and energy drinks, led to bottle/can volume growth of approximately 7% and 4% in the fourth quarter and full year 2005, respectively. Also, sales to other bottlers rose significantly, increasing by approximately $19 million and $61 million in the fourth quarter and full year 2005, respectively, compared to the same periods in 2004, primarily as a result of the production and sale of Full Throttle to other Coca-Cola bottlers in the eastern portion of the United States.”

William B. Elmore, President and COO, said, “The Company implemented additional selling price increases in the third and fourth quarters of 2005 to improve revenue production and offset a significant portion of the impact of higher packaging and fuel costs and increases in interest expense. Packaging costs increased by approximately 11%, fuel costs increased by approximately 30% and interest expense increased by 12% in 2005 as compared to 2004. The increase in interest expense in 2005 was primarily due to an increase in interest rates and the impact of financing transaction costs. Debt and capital lease obligations, net of cash investments, decreased by approximately $42 million in 2005. In addition, the Company’s launch of a number of new products enabled the Company to enjoy significant bottle/can growth in the second half of 2005. The successful rollout of a significant number of new products in 2005 resulted from the efforts of the entire organization. The Company experienced positive bottle/can volume growth in 2005 across all of its key product categories with carbonated soft drink volume up approximately 2%, bottled water increasing approximately 23% and isotonics up approximately 29%. In addition, the Company’s energy products portfolio contributed approximately 22% of the gross margin growth in 2005.” The Company is eagerly anticipating the impact of the introduction of additional new products in 2006, including Tab Energy, Coca-Cola Blák, Black Cherry Vanilla Coke and line extensions for Full Throttle.

Cautionary Information Regarding Forward-Looking Statements

Included in this press release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the impact of the introduction of additional new products in 2006.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated return on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; significant changes in consumer preferences related to nonalcoholic beverages; an inability to increase selling prices, increase bottle/can volume or reduce expenses to offset higher raw material costs; reduced brand and packaging innovation; significant changes in credit ratings impacting the Company’s ability to borrow; adverse or unanticipated outcomes arising from the disposition of certain claims and legal proceedings occurring in the ordinary course of business; assessments of additional taxes resulting from audits of our filings for various periods; terrorist attacks, war or other civil disturbances or national emergencies; and changes in financial markets. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 34, 35 and 36 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands (Except Per Share Data)

	Fiscal Year
	2005	2004	2003
Net sales	$1,380,172	$1,267,227	$1,220,403

Cost of sales*	752,409	659,466	629,080

Gross margin	627,763	607,761	591,323

Selling, delivery and administrative expenses*	466,533	449,497	428,462
Depreciation expense	68,222	70,798	76,485
Amortization of intangibles	880	3,117	3,105

Income from operations	92,128	84,349	83,271

Interest expense	49,279	43,983	41,914
Minority interest	4,097	3,816	3,297

Income before income taxes	38,752	36,550	38,060
Income taxes	15,801	14,702	7,357

Net income	$22,951	$21,848	$30,703

Basic net income per share	$2.53	$2.41	$3.40

Diluted net income per share	$2.53	$2.41	$3.40

Weighted average number of common shares outstanding	9,083	9,063	9,043

Weighted average number of common shares outstanding – assuming dilution	9,083	9,063	9,043

*	Excludes depreciation expense

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

In Thousands (Except Per Share Data)

	Fourth Quarter
	2005	2004	2003
Net sales	$347,717	$321,485	$294,299

Cost of sales*	193,598	171,899	152,543

Gross margin	154,119	149,586	141,756

Selling, delivery and administrative expenses*	120,288	115,782	106,449
Depreciation expense	17,046	17,690	19,232
Amortization of intangibles	157	761	794

Income from operations	16,628	15,353	15,281

Interest expense	12,883	12,161	10,213
Minority interest	935	372	607

Income before income taxes	2,810	2,820	4,461
Income taxes	889	498	911

Net income	$1,921	$2,322	$3,550

Basic net income per share	$.21	$.26	$.39

Diluted net income per share	$.21	$.26	$.39

Weighted average number of common shares outstanding	9,083	9,063	9,043

Weighted average number of common shares outstanding – assuming dilution	9,083	9,063	9,043

*	Excludes depreciation expense

Coca-Cola Bottling Co. Consolidated

Reconciliation of GAAP and Non-GAAP Information

(In Thousands, Except Per Share Amounts, and Unaudited)

NET INCOME RECONCILIATION

	Quarter Ended 01/01/06	Quarter Ended 01/02/05	Change
Reported net income	$1,921	$2,322	$(401)
Estimated 53rd week impact	—	(1,711)	1,711

Adjusted net income	$1,921	$611	$1,310

	Year Ended 01/01/06	Year Ended 01/02/05	Change
Reported net income	$22,951	$21,848	$1,103
Estimated 53rd week impact	—	(1,711)	1,711

Adjusted net income	$22,951	$20,137	$2,814

DILUTED NET INCOME PER SHARE RECONCILIATION
	Quarter Ended 01/01/06	Quarter Ended 01/02/05	Change
Reported net income per share	$.21	$.26	$(.05)
Estimated 53rd week impact	—	(.19)	.19

Adjusted net income per share	$.21	$.07	$.14

	Year Ended 01/01/06	Year Ended 01/02/05	Change
Reported net income per share	$2.53	$2.41	$.12
Estimated 53rd week impact	—	(.19)	.19

Adjusted net income per share	$2.53	$2.22	$.31

The following financial measures are not measures as defined by generally accepted accounting principles (GAAP): (i) our 2004 adjusted net income and (ii) our 2004 adjusted diluted net income per share. These non-GAAP measures are provided to allow investors to more clearly evaluate our ongoing operating performance and business trends by excluding the estimated impact of the additional week included in our reported results for 2004 and the fourth quarter thereof. Management uses this information to review results excluding items that are not necessarily indicative of our ongoing result.